Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of May 15, 2009 by and among Jeff Turnbull (the “Seller”) and United States Oil & Gas Corporation (the “Purchaser”).

RECITALS:

WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of the issued and outstanding capital stock of Turnbull Oil, Inc., a Kansas corporation (the “Company”);

WHEREAS, in consideration for the purchase of all of the issued and outstanding stock of the Company, the Purchaser will pay to the Seller an amount in cash and deliver to the Purchaser a promissory note (the “Note”), each as further described herein;

WHEREAS, the Note will provide, among other things, that if the Purchaser fails to pay the Note when due, the Seller will have the right to repurchase all of the issued and outstanding stock of the Company pursuant to a repurchase agreement, the form of which shall be attached to the Note; and

WHEREAS, the parties hereto intend for the Seller to remain employed by the Company after the consummation of the transaction contemplated hereby, and have agreed to set forth the terms of such employment pursuant to an Employment Agreement as referenced herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

SALE OF STOCK

1.1           Sale of Stock.  The Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, 114 shares of Common Stock of the Company, par value $100.00 per share, constituting all of the issued and outstanding shares of stock of the Company (the “Shares”).

1.2           Closing Date.  The closing of the purchase and sale of the Shares hereunder (the “Closing”) will take place at the offices of Andrews Kurth LLP, 111 Congress Avenue, Suite 1700, Austin, Texas 78701, at 10:00 a.m., Austin, Texas time, on the date hereof, or at such other time and place as the parties hereto shall agree.  The date of the Closing is hereinafter referred to as the “Closing Date.”

1.3           Consideration.  In consideration for the sale of the Shares by the Seller to the Purchaser, the Purchaser shall:

(a)           deposit in the Escrow Fund (defined below) pursuant to Section 1.4 hereof, immediately upon the Closing, an amount in cash equal to $800,000 minus the (i) the Company Permitted Debt (as defined herein) and (ii) an amount equal to $20,000 (the “Expense Payment”) (as so calculated, the “Closing Cash Payment”);

(b)           pay to the Company, immediately upon the Closing, an amount in cash equal to the Company Permitted Debt (the “Company Permitted Debt Payment”);

(c)           pay to the Seller, immediately upon the Closing, an amount in cash equal to the Expense Payment; and

(d)           issue to the Seller a promissory note in the original principal amount of $3,750,000 (the “Note”), $1,350,000 of which shall mature on the earlier of April 14, 2010 or 60 days following the effectiveness of a registration statement for the sale of the Shares filed by the Company with the Securities and Exchange Commission and the balance of $2,400,000 of which shall mature on April 14, 2010, in substantially the form attached hereto as Exhibit A.

(e)           “Company Permitted Debt” shall mean an amount equal to $287,567.22.

1.4           Escrow.

(a)           The Closing Cash Payment shall be deposited with William B. Barnett, Esq. (the “Escrow Agent”) and shall constitute an escrow fund (the “Escrow Fund”).  The Escrow Fund will be governed by the terms set forth herein and in the Escrow Agreement in substantially the form attached hereto as Exhibit B, approved by the Seller, the Purchaser and the Escrow Agent (the “Escrow Agreement”) and the cost and expense for such escrow shall be shared equally by the parties.

(b)           The parties hereto agree and acknowledge that the Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Fund period and shall treat such fund as a trust fund in accordance with the terms of this Agreement and the Escrow Agreement, and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof and the Escrow Agreement.  The parties hereto agree that, for tax reporting purposes, the Purchaser shall be the owner of the Escrow Fund.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties of the Purchaser.  In connection with the purchase and sale of the Shares, the Purchaser hereby represents and warrants to the Seller and to the Company as follows as of the Closing Date:

(a)           The Purchaser is a corporation organized, existing and in good standing under the laws of the state of Delaware.  The Purchaser has all requisite power and authority to execute and deliver this Agreement and carry out and perform its obligations hereunder.  This Agreement, when executed and delivered by the Purchaser, will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally,  and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)           The Purchaser hereby confirms that the Shares will be acquired for investment for such the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, the Purchaser further represents that the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of the Shares.

(c)           The Purchaser has not incurred, nor will it incur, directly or indirectly, as a result of any action taken by the Purchaser, any liability for brokerage or finders’ fee or agents’ commissions or any similar charges in connection with this Agreement.

2.2           Representations and Warranties of the Seller.  In connection with the purchase and sale of the Shares, the Seller hereby represents and warrants to the Purchaser as of the Closing Date and except as set forth on the Disclosure Schedule attached hereto:

(a)           The Seller has all requisite power and authority (i) to execute and deliver this Agreement, (ii) to sell the Shares and (iii) to execute and deliver this Agreement and to carry out and perform its obligations hereunder.  This Agreement, when executed and delivered by the Seller, will constitute a valid and binding obligation of the Seller, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  The execution, delivery and performance by the Seller of this Agreement, and the consummation of the transactions contemplated hereby, will not

(i)             contravene, conflict with or result in a violation of any provision of the organizational documents of the Company or any of its subsidiaries;

(ii)           contravene, conflict with or result in a violation of any of the terms of, or give any federal, state or local governmental authority the right to challenge the transaction contemplated hereby or to exercise any remedy or obtain any relief under, any law or governmental order to which the Seller, the Company or any subsidiary thereof, or any of the assets owned or used by the Company or any subsidiary thereof, may be subject;

(iii)          cause the Purchaser, the Company or any subsidiary thereof to become liable for the payment of any tax, or cause any of the assets owned by the Company or any subsidiary to be reassessed or revalued by any taxing authority;

(iv)           result in any violation or be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any provision of any mortgage, indenture, agreement, instrument or contract to which the Seller is a party or by which the Seller is bound; or

(v)            result in the imposition or creation of any lien or other encumbrance upon or with respect to any of the assets owned or used by the Company or any subsidiary.

(b)           The Seller is acquiring the Note for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Agreement, the Seller further represents that the Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to the Note.

(c)           The Seller has (i) good and marketable title to the Shares to be sold by the Seller, free and clear of any liens, encumbrances, equities, claims, voting trust arrangements, pledges, security interests, rights to purchase such Shares, and restrictions whatsoever, and (ii) upon the delivery of, against payment for, such Shares pursuant to this Agreement, the Purchaser will acquire good and marketable title thereto, free and clear of any liens, encumbrances, equities, claims, voting agreements or voting trust arrangements, pledges, security interests, rights to purchase such Shares, and restrictions whatsoever, except for restrictions under applicable securities laws.  There are no outstanding warrants, options or other rights to acquire shares of common stock or any other equity security of the Company or of any subsidiary of the Company, nor has the Company or any of its subsidiaries entered into any agreement with another party that could give any other party the right to acquire shares of common stock or any other equity security of the Company or of any subsidiary of the Company.

(d)           No consent, notice, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or other person on the part of the Seller is required in connection with the consummation of the transactions contemplated by this Agreement.

(e)           Section 2.2(e) of the Disclosure Schedule contains a complete and accurate list of the Company’s and each of its subsidiaries’ name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each).  The Company and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is currently being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the contracts to which it is a party.  The Company and each of its subsidiaries is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.  The Seller has delivered to the Purchaser true, correct and complete copies of the organizational documents of the Company and each of its subsidiaries, as currently in effect.

(f)           The authorized equity securities of the Company consist of 500,000 shares of common stock, par value $100.00 per share, of which 114 shares are issued and outstanding and constitute the Shares.  The authorized equity securities of each subsidiary of the Company are set forth in Section 2.2(f) of the Disclosure Schedule.  The Seller is the sole record and beneficial owner of the Shares and all of the issued and outstanding equity securities of each of its subsidiaries, free and clear of all liens, encumbrances, equities, claims, voting trust arrangements, pledges, security interests, rights to purchase, or restrictions whatsoever.  All of the outstanding equity securities of the Company and each of its subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable.  None of the outstanding equity securities of the Company or any of its subsidiaries was issued in violation of the Securities Act of 1933 or any other law.

(g)           The Seller has delivered to the Purchaser (i)  a consolidated balance sheet of the Company and its subsidiaries as of July 31, 2008 (including the notes thereto) and the related consolidated statements of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended (together with the notes thereto and report thereon of the Company’s independent certified accountants, (the “Balance Sheet”), and (ii) an unaudited consolidated balance sheet of the Company and its subsidiaries as of April 30, 2009 and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flow for the ten months then ended, including in each case the notes thereto (the “Interim Balance Sheet”).  Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Company and it subsidiaries as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP.

(h)           The books of account, minute books, stock record books and other records of the Company and it subsidiaries, all of which have been made available to the Purchaser, are complete and correct and have been maintained in accordance with sound business practices.  The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders and the Board of Directors of the Company during the three years prior to Closing.

(i)            Section 2.2(i) of the Disclosure Schedule contains a complete and accurate list of all real property, leaseholds or other interests therein owned by the Company or any subsidiary.  The Company or a subsidiary thereof owns all the property and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet.  All properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all liens or other encumbrances.

(j)            The building, plants, structures and equipment of the Company and its subsidiaries are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of them is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The buildings, plants, structures and equipment of the Company and its subsidiaries are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.

(k)           The Company has in full force and effect fire and casualty insurance policies, with coverage in amounts (subject to reasonable deductibles) customary for companies similarly situated.

(l)            All accounts receivable of the Company and its subsidiaries that are reflected on the Balance Sheet or the Interim Balance Sheet represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.  Subject to any reserves for uncollectible accounts set forth on the Balance Sheet or the Interim Balance Sheet, each account receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes payable.  Section 2.2(l) of the Disclosure Schedule sets forth a complete and accurate list of all accounts receivable of the Company and its subsidiaries as of the date of the Interim Balance Sheet.

(m)           The Company’s properties and operations are in compliance in all material respects with all laws applicable to the Company or by which any of its properties or operations is bound or affected. The Company has not received any notice or other communication (whether written or oral) from any federal, state or local governmental authority regarding any actual, alleged, possible or potential violation of, or any failure to comply with, any applicable law, rule or regulation.

(n)           Section 2.2(n) of the Disclosure Schedule sets forth each federal, state, county or local governmental consent, license, permit, grant, or other authorization of a federal, state or local governmental authority (the “Permits”) (i) pursuant to which the Company currently operates or holds any interest in any of its properties related to its business or (ii) that is required or useful for the operation of its business or the holding of any such interest, and all of such Permits are in full force and effect.

(o)           The Company has received no notice of, and there is not pending or, to the knowledge of the Company or its subsidiaries, threatened, any legal proceeding against, affecting or involving the Company, any subsidiary or the transactions contemplated by this Agreement, at law or in equity, and, to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to result in such a legal proceeding.

(p)           Intellectual Property.

(i)            Schedule 2.2(p)(i) sets forth a complete and accurate list of all of the following held by the Company or any subsidiary (the “Intellectual Property”): (i) all patents, patent applications, material patent disclosures and material unpatented inventions; (ii) all trademark registrations and applications, and material unregistered trademarks; (iii) all copyright registrations and applications, and material unregistered copyrights; (iv) all computer software (including source and executable code) and related documentation; and (v) all other material intellectual property rights.

(ii)           The Company owns all right, title and interest in and to Intellectual Property, free and clear of all liens or other encumbrances. The Intellectual Property and any other intellectual property licensed to the Company includes all of the intellectual property rights necessary to conduct the Company’s business as conducted as of the date hereof, and as presently contemplated to be conducted in the future.

(q)           The Company has timely filed or, if not yet due, will timely file all tax returns required to be filed by it.  All such tax returns are true, correct and complete in all material respects.  The Company has paid when due and payable all taxes imposed upon it, its business or its assets.  There are no liens arising from or related to taxes (other than for current taxes not yet due and payable) on or pending against (i) the Company, (ii) any subsidiary of the Company, or (iii) any of the assets or properties of the Company’s business.

(r)           Section 2.2(r) of the Disclosure Schedule contains a complete and accurate list of, and the Seller has caused the Company to deliver to the Purchaser true and complete copies of, each contract of the Company or any subsidiary:

(i)             that involves performance of services or delivery of goods by or to the Company or any subsidiary;

(ii)            that was not entered into in the ordinary course of business,

(iii)           that is a lease, rental agreement, conditional sale agreement or any other contract affecting the ownership, leasing of, title to, or use of any real or personal property, or

(iv)           that is a contract for capital expenditures.

(s)           The Company has complied and is in compliance with all laws relating to employment, labor or the workplace, including laws relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, tax withholding, unemployment compensation, workers’ compensation, employee privacy and right-to-know.

(t)            Neither the Seller nor the Company has incurred, nor will either incur, directly or indirectly, as a result of any action taken by the Seller or Company, any liability for brokerage or finders’ fee or agents’ commissions or any similar charges in connection with this Agreement.

(u)           Environmental, Health and Safety Matters.

(i)            The Company has been and is in compliance in all material respects with all applicable Environmental Health and Safety Laws and possesses and is in compliance in all material aspects with any permits or licenses required under Environmental Health and Safety Laws.  Section 2.2(u)(i) of the Disclosure Schedule lists all material permits, licenses or similar approval documents that are required for operation in compliance with applicable Environmental Health and Safety Laws.

(ii)           The property including groundwater located thereunder, is not presently contaminated by any Hazardous Substance and as historically and presently handled, no Hazardous Substances could reasonably be expected to result in a material adverse affect on the business.

(iii)           No notice has been issued and no investigation or review is pending or threatened by any person with respect to any alleged violation by the seller of any Environmental, Health and Safety Law or any alleged failure to have all permits required in connection with the operation of the business and the purchased assets.

(iv)           Seller has provided to Purchaser copies of all of the environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted in relation to the purchased assets.

(v)           For the purposes of this Section 2.2(u), “Environmental, Health and Safety Law” means any federal, state or local law (including common law), rule, regulation, order, ordinance, writ, judgment, injunction, decree, or determination applicable to the business relating to pollution or the protection of public health and safety, employee health and safety or the environment, the release or threatened release of any Hazardous Substances into the environment, the generation, management, transportation, storage, treatment and disposal of Hazardous Substances, or the pollution of air, soil, groundwater or surface water; and “Hazardous Substances” means:

(a)           any wastes, chemicals, materials or substances defined or included in the definition of “hazardous substances,” “hazardous materials,” “toxic substances,” “solid wastes,” “pollutants,” “contaminants,” or words of similar import, under any Environmental, Health and Safety Law;

(b)           any hydrocarbon or petroleum or component thereof, (including, without limitation, crude oil, natural gas, natural gas liquids, or condensate that is not reasonably and commercially recoverable;

(c)           oil and gas exploration or production wastes including produced water; or

(d)           radioactive materials, friable asbestos, mercury, lead based paints, urea formaldehyde and polychlorinated biphenyls.

(v)           Section 2.2(v) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of the Company or any subsidiary: employer, name, job title, current compensation, vacation accrued, and service credited for the purpose of eligibility under the Company’s employee benefit plans, agreements or arrangements.  No employee of the Company or any subsidiary is a party to, or is otherwise bound by, any agreement (including any confidentiality, non-competition or proprietary rights agreement) that in any way adversely affects or will affect the performance of the employee’s duties or the ability of the Company or any subsidiary to conduct its business currently or in the future.

(w)           Section 2.2(w) of the Disclosure Schedule lists all of the Company’s employee benefit agreements, plans or arrangements.  With respect to each plan set forth on Section 2.2(w) of the Disclosure Schedule, except as set forth in Section 2.2(w) of the Disclosure Schedule, (i) it has been administered in all material respects in compliance with its terms and with all applicable laws, (ii) there are no unfunded liabilities thereunder, (iii) it may be terminated at anytime without liability to the Company, and (iv) no liabilities will arise thereunder as a result of the consummation of any transaction contemplated hereby.  The Company does not have, and never has had, any employee benefit plan intended to qualify under Title IV of ERISA.  The Company is not subject to any multiemployer plan, as described in Section 4001(a)(3) of ERISA.  Except as set forth in Section 2.2(w) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and will not accelerate the time of payment or vesting, or increase the amount of compensation, due to any individual.

(x)           The Company has no liabilities arising out of or incurred in connection with the operation of its business, except for those liabilities that have been incurred in the ordinary course of business and are reflected on or reserved against in the Balance Sheet or the Interim Balance Sheet.

(y)           Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets or condition of the Company or any subsidiary, and no event has occurred or circumstance exists that may result in such material adverse change.

(z)           No representation or warranty of the Seller in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, misleading.

ARTICLE III.

CONDITIONS TO CLOSING

3.1           The Purchaser’s obligation to purchase the Shares at the Closing is subject to the satisfaction or waiver, on or prior to the date of Closing, of the following conditions:

(a)            The representations and warranties made by the Seller in Section 2.2 hereof shall be true and correct as of the Closing.

(b)            The Seller shall have performed all obligations required herein to be performed by it on or prior to the Closing.

(c)            The Purchaser and the Seller shall have executed the Promissory Note in the form attached hereto as Exhibit A.

(d)            The Company and the Seller shall have executed the Employment Agreement in the form attached hereto as Exhibit C.

(e)            The Seller shall have caused the Board of Directors of the Company to be composed of  Seller and Alex Tawse, effective as of the Closing Date.

(f)            The Seller shall have tendered the certificates representing the Shares, together with a duly executed stock power and assignment separate from certificate in the form attached hereto as Exhibit D, thereby transferring ownership of the Seller’s Shares to the Purchaser.  Such delivery shall be against payment of the Closing Cash Payment and the Company Permitted Debt Payment by check or wire transfer in accordance with the Seller’s and the Company’s wiring instructions.

(g)            The Purchaser shall have completed an audit and a site inspection of the Company, the results of which shall be reasonably satisfactory to the Purchaser.

(h)            The parties hereto shall have obtained all material governmental and third party consents to the transaction (if necessary).

(i)             The Company and the Seller shall have obtained the release of any personal guaranties made by the Seller made in connection with the business of the Company.

3.2           The Seller’s obligation to sell the Shares at the Closing is subject to the satisfaction or waiver, on or prior to the date of Closing, of the following conditions:

(a)            The representations and warranties made by the Purchaser in Section 2.1 hereof shall be true and correct as of the Closing.

(b)            The Purchaser shall have performed all obligations required herein to be performed by it on or prior to the Closing.

(c)            The Purchaser and the Seller shall have executed the Promissory Note in the form attached hereto as Exhibit A.

(d)            The Company and the Seller shall have executed the Employment Agreement in the form attached hereto as Exhibit C.

(e)            The Purchaser, the Seller and the Company shall [have agreed on a form of profit sharing plan];

ARTICLE IV.

COVENANTS

4.1           Covenants of the Purchaser Following Closing.  Following the Closing and prior to the date upon which the Note is paid in full or terminated pursuant to the terms thereof (taking into account any set-offs from the Note as provided by Section 5.3 hereof), the Purchaser shall:

(a)           cause the Shares to remain free of all liens, encumbrances, equities, claims, voting trust arrangements, pledges, security interests, rights to purchase such Shares, and restrictions whatsoever;

(b)           continue to operate the business in the ordinary course and cause the Company to use any cash generated by the Company during such period only (i) in accordance with past practice, for use by the Company for business purposes or as otherwise required by law, or (ii) for payment of amounts owed under the Note; provided, however, that the Purchaser may cause the Company to pay a dividend to the holder of the Shares using cash on hand or cash generated by the Company up to an amount equal to the Company Permitted Debt;

(c)           work in conjunction with the Seller, the Company’s Board of Directors and other relevant parties to develop and implement a Company profit sharing plan within 30 days following the Closing Date, which plan shall provide, among other things, that the Seller shall have the authority to distribute 50% of the Company’s annual profits above $750,000 to Company employees in the Seller’s sole discretion;

(d)           maintain insurance for the Company in coverage amounts no less than, and deductibles no greater than, the insurance coverage maintained by the Company immediately prior to the Closing Date;

(e)            together with the Seller and the Company, use its commercially reasonable efforts to devise and implement a Company profit sharing plan; and

(f)             indemnify the Seller for any losses or expenses he incurs pursuant to any personal guarantee of the Seller that guarantees any obligation of the Company.

4.2           Covenants of the Seller Following Closing.  Following the Closing and prior to the date upon which the Note is paid in full (taking into account any set-offs from the Note as provided by Section 5.3 hereof), the Seller shall:

(a)            in his capacity as President of the Company, continue to operate the business of the Company in the ordinary course;

(b)            cause the Company Permitted Debt Payment to be used to pay off the Company Permitted Debt within 10 days following the Closing Date;

(c)            work in conjunction with the Purchaser, the Company’s Board of Directors and other relevant parties to develop and implement a Company profit sharing plan within 30 days following the Closing Date, which plan shall provide, among other things, that the Seller shall have the authority to distribute 50% of the Company’s annual profits above $750,000 to Company employees in the Seller’s sole discretion;

(d)            together with the Purchaser and the Company, use commercially reasonable efforts to devise and implement a Company profit sharing plan; and

(e)            upon request of the Purchaser, consent to and vote to approve the appointment to the Board of Directors of an individual selected by the Purchaser, such that the Board of Directors shall consist of three members.

ARTICLE V.

INDEMNIFICATION

5.1           Indemnification.

(a)           The representations and warranties made by the Seller pursuant hereto or in any document, certificate, schedule, or instrument delivered in connection herewith shall survive the Closing and shall continue in effect for twelve (12) months following Closing, except that (i) the representations and warranties set forth in Section 2.2(q) shall survive Closing in accordance with the applicable statute of limitations and (ii) the representations and warranties set forth in Section 2.2(c) shall survive indefinitely; provided, however, that any indemnification obligation shall not terminate as to any Losses, as defined below, with respect to which a Claim Notice, as defined below, has been delivered to the Seller prior to the expiration of the applicable survivability period, and provided further that Seller’s indemnification obligations for fraud or intentional misrepresentation shall not terminate until the expiration of the applicable statute of limitations, regardless of whether the underlying representation or warranty has terminated.

(b)           Except to the extent caused by the Purchaser’s gross negligence or willful misconduct, the Seller shall indemnify and hold harmless the Purchaser and its directors, officers, employees, shareholders and agents from and against any and all demands, actions or causes of action, claims, liabilities, damages, losses, fines, costs and expenses (including interest, penalties and reasonable attorneys fees and expenses) (collectively, “Losses”), incurred by any of them and arising out of or based upon:

(i)            any breach by the Seller or the Company of its representations, warranties, covenants or agreements set forth in this Agreement, or any other document or instrument delivered by the Seller pursuant hereto or thereto;

(ii)           any breach by the Seller or the Company of any covenant or obligation of such party in this Agreement; or

(iii)           any obligation of the Seller’s imposed on the Purchaser by operation of law in connection with the transactions contemplated by this Agreement.

THE PURCHASER AND THE SELLER INTEND THAT SUCH PURCHASER, ITS AGENTS AND REPRESENTATIVES BE INDEMNIFIED FROM LIABILITY FOR ITS OWN NEGLIGENCE PURSUANT TO THIS SECTION 5.1(a).

5.2           Indemnification Claims.

(a)           Promptly after the incurrence of any Losses by a party entitled to indemnification pursuant to Section 5.1  (an “Indemnitee”), including any claim by a third party described in subsection 5.2(b), which might give rise to indemnification, the Indemnitee shall deliver to the party from which indemnification is sought (the “Indemnitor”) a notice that specifies in a reasonable detail each individual item of Loss, the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder.  Claims for Losses to which an Indemnitor shall not object in writing within thirty (30) days after receipt of notice, and claims for Losses which are contested and resolved by agreement or judicial determination or shall have been settled with the consent of the Indemnitor shall be paid within ten (10) days.

(b)           If a claim or demand is made against either party by any third party (a “Third Party Claim”) as to which the Indemnitor may be obligated to provide indemnification pursuant to this Agreement, such Indemnitee, within a reasonable time after receipt of such claim or demand, shall notify the Indemnitor in writing, and in reasonable detail, of the Third Party Claim (a “Claim Notice”).  The failure by any Indemnitee to deliver a Claim Notice to the Indemnitor shall not relieve the Indemnitor from any liability that it may have to such Indemnitee under this Agreement, except to the extent that the Indemnitor shall have demonstrated that it has been actually prejudiced as a result of such failure.  Upon receipt of a Claim Notice, the Indemnitor shall have the right, but not the obligation, to assume and control the defense and settlement of the Third Party Claim for and on behalf of the Indemnitee.  The Indemnitor shall have 5 (five) business days to notify the Indemnitee in writing of its decision in this regard.  If the Indemnitor is entitled to and elects to exercise its right to assume and control the defense and settlement of the Third Party Claim, then the Indemnitor shall diligently and continuously defend such Third Party Claim through counsel reasonably satisfactory to the Indemnitee, and the Indemnitee shall have the right to participate in the defense and settlement thereof at its own expense.  The Indemnitee shall cooperate with the Indemnitor in the defense and settlement thereof (including preserving and sharing relevant documents and records, attending and testifying at hearings and proceedings, and the like), and the Indemnitor shall not, without the Indemnitee’s prior written consent, settle such Third Party Claim unless the sole relief provided in such settlement is monetary in nature and shall be paid in full by the Indemnitor.  If the Indemnitor declines to assume and control the defense of the Third Party Claim, then the Indemnitee may proceed to defend the Third Party Claim as it sees fit, with a full reservation of rights against the Indemnitor.

(c)           The Seller’s indemnification obligations shall not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) by or on behalf of the Purchaser at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or agreement.  Neither the exercise of nor the failure to exercise the foregoing rights shall constitute an election of remedies or limit in any manner the enforcement of any other remedies that may be available.

5.3           Right of Setoff.  Upon notice to the Seller specifying in reasonable detail the basis for such set-off, the Purchaser may set off any amount to which it may be entitled under this Article V against amounts otherwise payable under the Note.  The exercise of such right of set-off by the Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute a Default under the Note and will not trigger the Seller’s repurchase rights under the Note.  Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit the Purchaser in any manner in the enforcement of any other remedies that may be available to it.

ARTICLE VI.

LEGENDS

6.1           Legends.  The share certificate evidencing the Shares purchased hereunder shall be endorsed with the following legends:

(a)           “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b)           Any legend required to be placed thereon by the Kansas General Corporation Law or any other applicable state securities laws.

ARTICLE VII.

MISCELLANEOUS

7.1           General Provisions.

(a)           Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Kansas, without regard to the conflict of law provisions thereof.

(b)           Additional Undertakings.  Each party hereto hereby agrees to take such additional action and execute such additional documents as the Purchaser may deem reasonably necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on any party or the Shares pursuant to the express provisions of this Agreement.

(c)           Notice.  All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given to the person designated below (i) on the date of delivery if delivered in person; (ii) on the first business day after being sent by fax, provided that the successful transmission of the fax has been confirmed through a confirmation function sheet provided by the fax machine used for such transmission; (iii) on the third business day following the deposit thereof in the United States Mail, provided it is mailed by certified mail, return receipt requested and postage prepaid and properly addressed; or (iv) on the second business day after being sent by air courier.  Furthermore and notwithstanding the foregoing, an electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Section 7.1(c) if sent with return receipt requested to the electronic mail address specified by the receiving party in a signed writing in a nonelectronic form.  Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party.  Any party receiving Electronic Notice may request and shall be entitled to receive the notice on paper, in a nonelectronic form (“Nonelectronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Nonelectronic Notice.  Any party hereto may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified below:

if to the Purchaser, to:

United States Oil & Gas Corp.
11782 Jollyville Road
Suite 211B
Austin, TX 78750
Attention: Alex Tawse
Email: alex@usaoilandgas.com
Fax: (512) 628-6880

and a copy (which shall not constitute notice) to:

Andrews Kurth LLP
111 Congress Avenue, Suite 1700
Austin, TX  78701
Attention:  Ted Gilman
Fax: (512) 320-9292

and if to the Seller, to:

Jeff Turnbull
200 South Cochran
Plainville, KS 67663
Email: todo@ruraltel.net

and a copy (which shall not constitute notice) to:

Jeter Law Firm, LLP
P. O. Box 128
Hays, KS 67601
Attention:  Joseph W. Jeter
Fax: (785) 628-1376

(d)           Entire Agreement; Amendment. This Agreement represents the entire agreement among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.  This Agreement may only be amended, modified or waived in a writing referencing this Agreement signed by the Purchaser and the Seller.

(e)           Titles and Subtitles.  The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(f)            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.  This Agreement may be executed and delivered by facsimile transmission.

(g)           Expenses.  Each party hereto shall be responsible for and pay its own legal, accounting and other professional fees and charges and all other costs and expenses incurred in connection with the transactions contemplated herein.

(h)           Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Purchaser and the Purchaser’s legal representatives, heirs, legatees, distributees, assigns and transfers by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms and conditions hereof.

(i)           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

(j)           Release by the Seller.  The Seller, on its own behalf, and on behalf of its heirs, family members, executors, and assigns, hereby fully and forever waives and releases the Purchaser and the Company and its officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agrees not to sue concerning, any claim, duty, obligation, liability or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Seller may possess arising from any omissions, acts or facts that have occurred up until and including the date of this Agreement, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law.  The Seller represents and warrants that it has the capacity to act on its own behalf and on behalf of all who might claim through it to bind them to the terms and conditions of this Agreement.  The Seller represents and warrants that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

(k)           Joint Product.  This Agreement is the joint product of the Seller and the Purchaser and each provision hereof and thereof has been subject to the mutual consultation, negotiation and agreement of the Seller and the Purchaser and shall not be construed against any party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

SELLER:

/s/ Jeff Turnbull
Jeff Turnbull

PURCHASER:

UNITED STATES OIL & GAS CORPORATION

By: /s/ Alex Tawse
Name: Alex Tawse
Title: CEO

COMPANY:

TURNBULL OIL, INC.

By: /s/ Jeff Turnbull
Name: Jeff Turnbull
Title: President